EXHIBIT 3
                                                                       ---------



                                IRREVOCABLE PROXY


         The undersigned, Robert N. Downey, does hereby constitute and appoint Lavin Holdings, LLC ("Lavin"), and/or any other person designated by it from time to time (collectively: the "Proxy"), as his true and lawful proxy and attorney-in-fact, with full power of substitution, for and in his name, place, and stead, in respect of the 839,244 shares of common stock of NoFire Technologies, Inc. represented by Certificate Nos. NF 0521, NF 0558, NF 0737, NF 0745, NF 0772, NF 0805, NF 0814, NF 0826, NF 0848 and NF 0999 (the "Shares"),
granting the Proxy complete and unlimited discretionary authority to act on the undersigned's behalf, and appoint the Proxy as his agent, with respect to the Shares, including without limitation for voting the Shares, executing any consents of shareholders in lieu of a meeting, and calling meetings of shareholders, with all the powers the undersigned would possess if personally present and so acting, hereby revoking all previous proxies.

         The proxy granted hereby: (i) is made and executed in furtherance of and as a condition to a Purchase and Sale Agreement dated as of December __, 2006 between the undersigned, Lavin and certain others pursuant to which Lavin has purchased the Shares from the undersigned; (ii) is a special proxy and power of attorney coupled with an interest and is irrevocable; (iii) shall survive the bankruptcy, death, adjudication of incompetence or insanity or dissolution of the undersigned.

         This proxy is intended to be effective until, and shall terminate at such time as, the transfer of the Shares by the undersigned to Lavin has been recorded on the books and records of the Company and its transfer agent and new certificate(s) representing the Shares registered in the name of Lavin shall have been delivered to Lavin.


Dated:   December 13, 2006

                                             /s/ Robert N. Downey
                                             -----------------------------------
                                             Robert N. Downey